Exhibit 10.11

TOPBUILD

Terms and Conditions of

Restricted Stock Awards Granted Under the

Amended and Restated TopBuild 2015 Long Term Stock Incentive Plan

These Terms and Conditions apply to an award to you of restricted stock (the “Grant”) by   TopBuild Corp. (the “Company”).  The grant date, number of shares and vesting dates (“Grant Information”) are set forth at your log-in page at the Company’s online stock administration portal, and are incorporated herein by reference.  By accepting the grant on the Company’s online stock administration portal, you agree to accept the Grant, and you voluntarily agree to these Terms and Conditions and the provisions of the Amended and Restated 2015 Long Term Stock Incentive Plan (as adopted effective May 2, 2016, as may be amended from time to time, the “Plan”), and acknowledge that:

•	You have read and understand these Terms and Conditions, and are familiar with the provisions of the Plan.

•	You have received or have access to all of the documents referred to in these Terms and Conditions.
•

All of your rights to the Grant are embodied in these Terms and Conditions and in the Plan, and there are no other commitments or understandings currently outstanding with respect to any other grants of options or restricted stock, except as may be evidenced by agreements duly executed by you and the Company.

You and the Company agree that all of the terms and conditions of the Grant (including the Grant Information) are set forth in these Terms and Conditions and in the Plan. These Terms and Conditions together with the Grant Information constitute your restricted stock award agreement (the “Agreement”).  Please read these documents and the related Participation Guide/Prospectus carefully.  Capitalized terms that are used but not defined herein shall have the meaning ascribed to them in the Plan.  Copies of the Plan, the Participation Guide/Prospectus and information about the Company are available in the online stock administration portal.

The use of the words "employment" or "employed" shall be deemed to refer to employment by, or service as a director to, the Company and its subsidiaries and shall not include employment by, or service as a director to, an "Affiliate" (as defined in the Plan) which is not a subsidiary of the Company unless the Committee so determines at the time such employment commences.

Certificates for the shares of stock evidencing the Restricted Shares (as defined in the Plan) will not be issued but the shares will be registered in your name in book entry form promptly after your acceptance of this award.  You will be entitled to vote and receive any cash dividends (net of required tax withholding) on the Restricted Shares, but you will not be able to obtain a stock certificate or sell, encumber or otherwise transfer the shares except in accordance with the Plan.

Provided since the date of the Grant you have been continuously employed by, or providing services to, the Company, the restrictions on the shares will lapse in installments until all shares are free of restrictions in each case based on the initial number of shares.

Pursuant to the authorization permitted under Section 6(d)(ii) of the Plan, if your employment, or service, should be terminated by reason of your permanent and total disability or if you should die while Restricted Shares remain unvested, the restrictions on all Restricted Shares will lapse and your rights to the shares will become vested on the date of such termination or death.  If you are then an employee or a director and your employment, or service, should be terminated by reason of retirement on or after your attaining age 65, such restrictions will continue to lapse in the same manner as though your employment had not been terminated, subject to the other provisions of this Agreement and the Plan.

If your employment, or service, is terminated for any reason, with or without cause, while restrictions remain in effect, other than for a reason referred to above or as set forth below in connection with a Change in Control, all Restricted Shares for which restrictions have not lapsed will be automatically forfeited to the Company.

You agree to the application of the Company’s Dispute Resolution Policy.

Section 3 of the Plan provides, in part, that the Committee shall have the authority to interpret the Plan and Grant agreements, and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons. In addition, you and the Company agree that if for any reason a claim is asserted against the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing (other than a claim involving non‑competition restrictions or the Company’s, a subsidiary’s or an affiliated company’s trade secrets, confidential information or intellectual property rights) which (1) are within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein, as it shall be amended from time to time); (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of the Agreement or the Plan or the provisions of any other restricted stock awards or option or other agreements relating to Company Common Stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by you and the Company or a subsidiary of the Company. It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the

Daytona Beach, Florida area or such other location in the Daytona Beach, Florida area as the parties might agree. The provisions of this paragraph:  (a) shall survive the termination or expiration of this Agreement (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or affiliated companies with respect to any of the Company’s option, restricted stock or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between you and your employer, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

The Grant does not imply any employment or service commitment by the Company.

You agree that the Grant and acceptance of the Grant does not imply any commitment by the Company, a subsidiary or affiliated company to your continued employment or service relationship, and that your employment status is that of an employee‑at‑will and in particular that the Company, its subsidiary or affiliated company has a continuing right with or without cause (unless otherwise specifically agreed to in writing executed by you and the Company) to terminate your employment or other relationship at any time.

You agree to comply with applicable tax requirements and to provide information as requested.

You agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes. You also agree to promptly provide such information with respect to shares acquired pursuant to the Grant, as may be requested by the Company or any of its subsidiaries or affiliated companies.

You agree that this Grant and certain Awards previously granted to you will be subject to the Company’s Clawback Policy.

You agree that in the event that either (1) the Company has a material restatement of its financial statements, other than as a result of changes to accounting rules and regulations or (2) your employment is terminated as a result of your having engaged in Covered Conduct (as defined below), the Committee shall have the discretion at any time (notwithstanding any expiration of the Plan or of the rights or obligations otherwise arising under an Award) to require you (whether or not you are then an employee, consultant or director of the Company or any of its affiliates) to return some or all of the Proceeds (as defined below) from Subject Awards (as defined below) and may require you to waive, forfeit and surrender to the Company your rights with respect to all or a portion of your Subject Awards which have not yet vested or become exercisable (or have not been exercised).   The preceding sentence sets forth the Company’s “Clawback Policy.”  For purposes of the Clawback Policy: (i) the term “Covered Conduct” shall mean conduct that constitutes “Cause” as such term is defined in the Company’s Executive Severance Plan (as amended February 18, 2019), whether or not you participate in the Executive Severance Plan; (ii) the term “Subject Awards” shall mean Awards granted under the Plan and incentive compensation awards granted under any other plan, program or agreement, in each case to the extent such awards are (1) granted following February 18, 2019 and (2) granted or became vested during the three year period preceding the restatement of financial statements or latest date on which you engaged in Covered Conduct (as applicable); and (iii) the term “Proceeds” shall mean Shares or cash received pursuant to the vesting or exercise of a Subject Award (or, in the event that such Shares have been disposed of, cash in an amount equal to the Fair Market Value of the Shares on the date of vesting, exercise or disposition, as determined by the Company); Proceeds with respect to options shall be determined net of the applicable exercise price.  You also acknowledge that the Clawback Policy shall be interpreted and administered by the Committee in its discretion.

You will be entitled to 100% accelerated vesting of the Grant and other Awards granted under the Non-Employee Director Equity Program upon a Change in Control.

This Agreement shall be governed by and interpreted in accordance with Florida law.

The headings set forth herein are for information purposes only and are not a substantive part of these Terms and Conditions.

Except as specified above with respect to the Clawback Policy and treatment in connection with a Change in Control (which terms and conditions you agree are effective for this Grant and are retroactively effective for other Awards as set forth above), these Terms and Conditions are effective for grants made on and after February 17, 2020.

4